UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 11-K


[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                      For the year ended December 31, 1998

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


For the transition period from ____________________ to ____________________

Commission file number: 0-14399


                           (Name and Address of Plan)

                        Golden Retirement Savings Program
                  888 Seventh Avenue, New York, New York 10106
        Registrant's telephone number including area code: (212) 547-6700


                          (Name and Address of Issuer)

                     Golden Books Family Entertainment, Inc.
                  888 Seventh Avenue, New York, New York 10106


This document consists of 19 pages.  The Exhibit Index begins on page 3.






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                              Supplemental Schedule



                                    SIGNATURE


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan's trustees have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.


June 29, 1999                          Golden Retirement Savings Program


                                       By: /s/ Philip Galanes
                                          ----------------------------------
                                           Philip Galanes
                                           Member of Benefits Plan
                                           Administration Committee






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                                 Exhibit Index

1.1  Consent of Ernst & Young LLP, dated June 29, 1999.

1.2 Audited Financial Statements of Golden Retirement Savings Program for the years ended December 31, 1998 and December 31, 1997.





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                CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-18692) pertaining to the Golden Retirement Savings Program (the Plan) of our report dated April 23, 1999, with respect to the financial statements of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1998.

Ernst & Young LLP

Milwaukee, Wisconsin
June 29, 1999





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